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                                                                    EXHIBIT 15.2





To the Board of Directors and Stockholders of Datek Online Holdings Corp.:



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Datek Online Holdings Corp. and subsidiaries for the three month periods ended March 31, 2002 and 2001, as indicated in our report dated May 14, 2002; because we did not perform an audit, we expressed no opinion on that information.



We are aware that our report referred to above is being used in this Amendment No. 1 to Registration Statement No. 333-88632 on Form S-4.



We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement on Form S-4 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


New York, New York
June 21, 2002